Exhibit 99.2
NEOGENOMICS, INC.
STOCK OPTION AGREEMENT
THIS STOCK OPTION AGREEMENT (this “Agreement”) is by and between NeoGenomics, Inc., a Nevada corporation (the “Company”) and Jeff Sherman (the “Participant”) as of December 5, 2022.

WHEREAS, to provide an incentive to Participant to focus on long-term Company performance, the Company desires to grant a Non-Qualified Stock Option to purchase shares of the Company’s Common Stock to Participant at the exercise price and in accordance with the vesting schedule and terms and conditions set forth in this Agreement;

NOW, THEREFORE, the parties, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, agree as follows:
1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Act” means the Securities Act of 1933, as amended.
(ii) “Board” means the Board of Directors of the Company, or a designee of the Board of Directors.
(iii) “Code” means the Internal Revenue Code of 1986, as amended.
(iv) “Common Stock” means the common stock, $0.001 par value, of the Company.
(v) “Cause” shall be as defined in the Employment Agreement, entered into as of December 5, 2022, by and between the Company and Participant.
(vi) “Change in Control” shall mean the occurrence of any of the following events:
(A) any “person” or “group” (as defined in Section 13(d) and 14(d) of the Exchange Act) together with their affiliates become the ultimate “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) of voting stock of the Company representing more than fifty percent (50%) of the voting power of the total voting stock of the Company;
(B) the consummation of a merger or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or a consolidation which would result in the voting stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or the parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or the parent thereof, outstanding immediately after such merger or consolidation;
(C) the stockholders of the Company approve a plan of complete liquidation or winding up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or
(D)during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new member of the Board (other than a member of the Board designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections (A), (B), or (C) of this definition of “Change in Control”) whose election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the members of the Board at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.
(vii) “Disability” shall have the meaning given that term by the group disability insurance, if any, maintained by the Company for its employees or otherwise shall mean the complete inability of the Participant, with or without a reasonable accommodation, to perform his duties with the Company or any Subsidiary on a full-time basis as a result of physical or mental illness or personal injury he or she has incurred, as determined by an independent physician selected with the approval of the Company or any Subsidiary and the Participant.
(viii) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(ix) “Fair Market Value” means: (i) if the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or last price of the Common Stock on the trading day immediately preceding the applicable date; (ii) if there are no reported sales of the Common Stock or if sales prices are not regularly reported for the Common Stock for the day referred to in clause (i), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading on the trading day immediately preceding the applicable date; and (iii) if the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Board, in good faith, shall determine (but in any event not less than fair market value within the meaning of Section 409A of the Code, and any regulations and other guidance thereunder).
(x) “Good Reason” shall be as defined in the Employment Agreement, entered into as of December 5, 2022, by and between the Company and Participant.
(xi) “Non-Qualified Stock Option” means a stock option which is not an “incentive stock option” within the meaning of Section 422 of the Code.
(xii)“Separation from Service” means the termination of Participant’s employment or other service relationship with the Company and its Subsidiaries.
(xiii) “Subsidiary” means a company, domestic or foreign, of which not less than 50% of the total voting power is held by the Company or by a Subsidiary, whether or not such company now exists or is hereafter organized or acquired by the Company or by a Subsidiary.
2. Grant of Stock Option.

(i) As of the date first written above (the “Grant Date”) the Company grants to the Participant a Non-Qualified Stock Option to purchase 249,169 of the Company’s Common Stock (the “Option”) at an exercise price of $11.62 per share (“Exercise Price”).
(ii) The number of shares of Common Stock subject to your Stock Option and the exercise price per share referenced above may be adjusted from time to time for capitalization adjustments.
(iii) The Participant must accept the terms of this Agreement by returning a signed copy to the Company within 60 days after the Agreement is presented to Participant for review.
3. Vesting. The Option shall vest and become exercisable in accordance with the schedule set forth below if the Participant is actively employed by the Company on such vesting date.

Number of Shares Vesting	Date
62,292	December 7, 2023
62,292	December 7, 2024
62,292	December 7, 2025
62,293	December 7, 2026

Notwithstanding the vesting schedule set forth above, and notwithstanding the provisions of Section 4 of this Agreement, if, during the 12-month period commencing on the date of a Change in Control, the Participant has a Separation from Service without Cause or resigns for Good Reason, then (i) any remaining unvested portion of Participant’s Option shall immediately vest in full, and (ii) the Option will expire upon the earliest of (A) 12 months after the termination of Participant’s service with the Company, and (B) the Expiration Date (as defined below).

4. Expiration. The Option may be exercised only within the term. Except as otherwise provided in Section 3 of this Agreement, the term of the Option expires upon the earliest of the following:
(i) immediately upon Participant’s Separation from Service for Cause or upon the breach by Participant of any of the Non-Compete Agreement described in Section 10;
(ii) three months after Participant’s Separation from Service for any reason other than death or Disability or Cause, provided that if during any part of such three month period the Option is not exercisable solely because of the condition set forth in Section 8 below relating to “Securities Law Compliance”, the Option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three months after Participant’s Separation from Service;
(iii) 12 months after Participant’s Separation from Service due to death or Disability; or
(iv) The seventh anniversary of the Grant Date (the “Expiration Date”).
5. Exercise of Stock Options. Except as otherwise provided herein, the Option granted pursuant to this Agreement shall be subject to exercise as follows:
(i) The Participant may exercise the vested portion of the Option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the aggregate exercise price to the Company, or to such person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.
(ii) Participant agrees, by exercising the Option, that, as a condition to any exercise, the Company may require Participant to enter into an arrangement providing for payment to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of the Option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.
(iii) Participant agrees, by exercising the Option, that the Company (or a representative of the underwriter(s)) may, in connection with any underwritten registration of the offering of any securities of the Company under the Act, require that Participant not sell, dispose of, assign, encumber, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company held by Participant, for a period of time specified by the underwriter(s) (not to exceed 180 days) following the effective date of the applicable registration statement of the Company filed under the Act. Participant further agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to Participant’s shares of Common Stock until the end of such period.
(iv) Participant may only exercise the Option for whole shares of Common Stock.
(v) Participant shall have no rights as a stockholder prior to such time at which certificates representing such Common Stock have been delivered to the Participant.

6. Method of Payment. If Participant elects to exercise the Option, or any portion thereof, payment of the aggregate exercise price is due in full upon such exercise. Participant may elect to make payment by one or a combination of the following methods:

(i) Cash, check or wire transfer;
(ii) In the Company’s sole discretion at the time the Option is exercised and provided that at the time of exercise the Common Stock is publicly traded, by Participant delivering to the Company a properly executed Notice of Exercise together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the exercise price, provided that Participant and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or
(iii) Provided that at the time of exercise the Common Stock is publicly traded, by delivery of already-owned shares of Common Stock either that Participant has held for the period required to avoid a charge to the Company's reported earnings or that Participant did not acquire directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. Notwithstanding the foregoing, Participant may not exercise the Option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company's shares of Common Stock.
7. Compensation Committee. The Compensation Committee of the Board (the “Committee”) shall have authority in its discretion to interpret the provisions of this Agreement and to decide all questions of fact arising in its application. The Participant hereby agrees that all decisions made by the Committee pursuant to provisions of this Agreement shall be final and binding.
8. Securities Law Requirements. Notwithstanding anything to the contrary contained herein, you may not exercise your Option and no shares of Common Stock shall be issued under this Agreement unless and until:
(i) The Common Stock has been registered under the Act, or the Company has determined that an exemption from the registration requirements under the Act is available or the registration requirements of the Act do not apply to such exercise or payment;
(ii) The Company has determined that all applicable listing requirements of any stock exchange or quotation system on which the Common Stock is listed have been satisfied; and
(iii) The Company has determined that any other applicable provisions of state or Federal law, including without limitation applicable state securities laws, have been satisfied.
9. Legends. Regardless of whether the offering and sale of shares of Common Stock has been registered under the Act or has been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge, or other transfer of such shares, including the placement of appropriate legends on stock certificates, if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Act, the securities laws of any state, or any other law. As a condition to the Participant's receipt of shares, the Company may require the Participant to represent that such shares are being acquired for investment, and not with a view to the sale or distribution thereof, except in compliance with the Act, and to make such other representations as are deemed necessary or appropriate by the Company and its counsel. Stock certificates evidencing shares acquired pursuant to an unregistered transaction to which the Act applies shall bear a restrictive legend substantially in the following form and such other restrictive legends as are required or deemed advisable under this Agreement or the provisions of any applicable law:
"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR QUALIFIED

UNDER THE SECURITIES LAWS OF ANY STATE. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION UNDER THE ACT AND QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR WITHOUT AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED."
10. Confidentiality, Non-Solicitation and Non-Compete. In connection with and in consideration for the grant of this Option and Participant’s continued employment with the Company, the Company and Participant have also entered into a Confidentiality, Non-Solicitation and Non-Compete Agreement (the “Non-Compete Agreement”), which is incorporated into the Agreement by reference, and Participant hereby acknowledges his obligations thereunder. Participant further agrees that if Participant violates any provision of the Non-Compete Agreement, Participant shall immediately forfeit any rights and benefits under the Option and this Agreement; provided, however, that any inadvertent violations of the provisions set forth in the Non-Compete that have not had or are not expected to have a material impact on the Company shall not result in the forfeiture of Participant’s rights and benefits under the Option, so long as Participant notifies the Company upon becoming aware of such inadvertent violations and agrees to rectify and/or cease such activities immediately. Nothing in this Section 9 will be deemed to limit, in any way, the remedies at law or in equity of the Company for a breach of any of the provisions of this Section 9.
11. No Rights to Service. Nothing in this Agreement will be construed as giving Participant any right to be retained in any position with the Company or its affiliates. Nothing in this Agreement will interfere with or restrict the rights of the Company or its affiliates-which are expressly reserved-to remove, terminate, or discharge Participant at any time for any reason whatsoever or for no reason, subject to the Company’s certificate of incorporation, bylaws, and other similar governing documents and applicable law.
12. Withholding of Taxes.
(i) The Company's obligations hereunder shall be subject to applicable foreign, federal, state and local withholding tax requirements. Foreign, federal, state and local withholding tax due in connection with the exercise of the Option under this Agreement may be paid in cash or shares of Common Stock (either through the surrender of already-owned shares of Common Stock that the Participant has held for the period required to avoid a charge to the Company's reported earnings or the withholding of shares of Common Stock otherwise issuable to Participant pursuant to this Agreement) having a Fair Market Value equal to the required withholding and upon such other terms and conditions as the Board shall determine; provided, however, the Board, in its sole discretion, may require that such taxes be paid in cash; and provided, further, any election by a Participant subject to Section 16 of the Exchange Act to pay his or her withholding tax in shares of Common Stock shall be subject to and must comply with the rules promulgated under Section 16 of the Exchange Act.
(ii) Regardless of any action the Company may take that is related to any or all income tax, payroll tax, or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is owed by the Participant and will remain the Participant’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items and (ii) does not commit to structure the terms of this Agreement to reduce or eliminate the Participant’s liability for Tax-Related Items.
(iii) Participant may not exercise the Option unless the tax withholding obligations of the Company are satisfied. Accordingly, Participant may not be able to exercise the Option when desired even though the Option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock.
13. Adjustments. In the event of any change in the outstanding shares of Common Stock, without the receipt of consideration by the Company, by reason of a stock dividend, stock split, reverse stock split or distribution, recapitalization, merger, reorganization, reclassification, consolidation, split-up, spin-off, combination of shares, exchange of shares or other change in corporate structure affecting the Common Stock and not involving the receipt of consideration by the Company, the Committee shall make appropriate and equitable adjustments in (a) the aggregate number of shares of Common Stock covered by this Agreement and (b) the exercise price of the Option.
14. Merger or Asset Sale. Upon the effectiveness of (i) a merger, reorganization or consolidation between the Company and another person or entity (other than a holding company or a subsidiary or parent company of the Company) as a result of which the holders of the Company’s outstanding voting stock immediately prior to the transaction hold less than a majority of the outstanding voting stock of the surviving entity immediately after the transaction, or (ii) the sale of all or substantially all of the assets of the Company to an unrelated person or entity (in each case, a “Transaction”), unless provision is made in connection with, an by the parties subject to, the Transaction for (x) the assumption of all outstanding equity awards, or (y) the substitution of any such award with new awards of the successor entity or parent thereof, with appropriate and equitable adjustment as to the number of kind of shares and, if appropriate, the per share exercise prices, or (z) the equitable settlement of such equity awards in cash or cash equivalents (i.e. “cash out” provision), this Agreement and the Option hereunder, shall terminate. In the event of such termination, Participant shall be permitted to exercise the vested portion of the Option; provided, however, that the Participant may, but will not be required to, condition such exercise upon the effectiveness of the Transaction. In the Board’s sole discretion, the vesting of the Option and exercisability thereof, may be accelerated.
15. Miscellaneous.
(i) Notices. Any notice that may be required or permitted under this Agreement must be in writing and may be delivered personally, by intraoffice mail, or by electronic mail or via a postal service (postage prepaid) to the electronic mail or postal address and directed to the person as the receiving party may designate in writing from time to time.
(ii) Waiver. The waiver by any party to this Agreement of a breach of any provision of the Agreement will not operate or be construed as a waiver of any other or subsequent breach.
(iii) Entire Agreement. This Agreement constitutes the entire agreement of the Participant and the Company related to the Option. No modification of or amendment to this Agreement will be effective unless in writing signed by the parties to this Agreement.
(iv) Binding Effect; Successors. The obligations and rights of the Company under this Agreement will be binding upon and inure to the benefit of the Company and any successor corporation or organization resulting from the merger, consolidation, sale, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Participant’s obligations and rights under this Agreement will be binding upon and inure to Participant’s benefit and the benefit of Participant’s beneficiaries, executors, administrators, heirs, and successors.
(v) Governing Law; Consent to Jurisdiction; Consent to Venue; Service of Process. This Agreement will be construed and interpreted in accordance with the internal laws of the State of Nevada without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Nevada. For purposes of resolving any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, you hereby submit to and consent to the exclusive jurisdiction of the State of Florida and agree that any related litigation must be conducted solely in the courts of Lee County, Florida or the federal courts for the United States for the Middle District of Florida, where this Agreement is made and/or to be performed, and no other courts. You may be served with process in any manner permitted under State of Florida law, or by United States registered or certified mail, return receipt requested.
(vi) Non-Assignability. The Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during the life of the Participant only by the Participant.

Notwithstanding the foregoing, the Participant may designate a third party who, in the event of Participant’s death, shall thereafter be entitled to exercise the Option by delivering written notice to the Company, in a form satisfactory to the Company.
Further, Participant may transfer the Option for no consideration to or for the benefit of Participant’s Immediate Family (including, without limitation, to a trust for the benefit of Participant’s Immediate Family or to a partnership or limited liability company for one or more members of Participant’s Immediate Family), subject to such limits as the Company may establish, and the transferee shall remain subject to all the terms and conditions applicable to this Agreement. The term “Immediate Family” shall mean spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren.
(vii) Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of the Agreement, and each other provision will be severable and enforceable to the extent permitted by law.
(viii) Section 409A. The Option is intended to be exempt from (or in the alternative to comply with) Section 409A of the Code (“Section 409A”) to the extent subject thereto, and this Agreement will be administered and interpreted consistently with that intent. This paragraph will not be construed as a guarantee of any particular tax effect regarding the Option and the Company does not guarantee that any such benefits will satisfy the provisions of Section 409A or any other provision of the Code. Neither the Company nor the Board have any obligation to take any action to prevent the assessment of any additional tax or penalty on Participant under Section 409A and neither the Company nor the Board will have any liability to Participant for such tax or penalty.
(ix) Further Assurances. Participant agrees to, upon request of the Company or the Board, do all acts and execute, deliver, and perform all additional documents, instruments, and agreements that may be reasonably required by the Company or the Board to implement the provisions and purposes of this Agreement.
(x) Clawback. Notwithstanding any other provision of this Agreement to the contrary, if the Board determines that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, the Participant shall be required to reimburse the Company for any amounts earned or payable with respect to the Option to the extent required by and otherwise in accordance with applicable law and any Company policies adopted or implemented by the Board from time to time.
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The parties have executed this Agreement as of the date first set forth above.

NeoGenomics, Inc. By: /s/ Chris Smith Name: Chris Smith Title: Chief Executive Officer Address: 9490 NeoGenomics Way, Fort Myers, FL, 33912

Jeff Sherman By: /s/ Jeffrey S. Sherman Name: Jeffrey S. Sherman Title: Chief Financial Officer Address: